Exhibit 10.7

BUILD TO SUIT INDUSTRIAL LEASE

Effective Date: June 25, 1996
(The date set forth below Landlord’s signature.)

BASIC LEASE INFORMATION

Landlord:	CATELLUS DEVELOPMENT CORPORATlON, a Delaware corporation

Landlord’s Address For Notice:	1065 N. PacifiCenter Drive, Suite 200 Anaheim, CA 92806 Attn: Asset Management Telephone: (714) 630-8100 Fax: (714) 237-7416

Landlord’s Address For Payment of Rent:	File #53694 Los Angeles, CA 90074-3694

Tenant:	VIEWSONIC CORPORATION, a California corporation

Tenant’s Address For Notice:

Prior to the Commencement Date:

ViewSonic Corporation
20480 Business Parkway
Walnut, CA 91789
Ann: Ms. Dawn Andersen
Telephone: (909) 444-8875
Fax: (909) 468-3757

After the Commencement Date:

At the Premises

Real Property:	That certain 16± acre parcel of real property situated in the City of Industry, County of Los Angeles, State of California, as more particularly described in Exhibit A, attached hereto.

Project:	Catellus Commerce Center

Improvements:	An office/warehouse building (the “Building”) to contain approximately 300,000 rentable square feet and all related facilities and improvements now or hereafter located at the Real Property.

Term:	Sixty (60) months

Estimated Commencement Date:	Three hundred thirty (330) days from the Effective Date.

Base Rent Per Month:	Ninety thousand dollars ($90,000.00), subject to adjustment pursuant to Section 3.4.

Security Deposit:	Waived, subject to Section 3.3.

Broker:	Landlord shall pay a brokerage commission in connection with this Lease to The Seeley Company who shall be responsible for any commission due Cushman & Wakefield in connection with this Lease.

Permitted Uses:	Warehousing, distribution, service, repair, office and all other lawful related purposes.

EXHIBITS
A	-	Legal Description
B	-	Work Letter
C	-	Site Plan
D	-	Commencement Date Memorandum
E	-	Prohibited Uses
F	-	Estoppel Certificate
G	-	Depiction of Building Land/Excess Land
H	-	Subordination, Non-Disturbance and Attornment Agreement

The Basic Lease lnformation set forth above and the Exhibits attached hereto are incorporated into and made a part of the following Lease.  Each reference in this Lease to any of the Basic Lease lnformation shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information.  In the event of any conflict between the Basic Lease lnformation and the provisions of the Lease, the latter shall control.

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LANDLORD’S INITIALS	/s/ GA	TENANT’S INITIALS	/s/ JC

1.                                       PREMISES.

1.1           Premises.  Landlord hereby leases to Tenant the Real Property.  The Real Property will be improved with the lmprovements to be constructed by Landlord as more fully described in the Work Letter attached hereto as Exhibit B.  The Real Property and the lmprovements are hereinafter collectively referred to as the “Premises.”  A Site Plan of the Premises is attached hereto as Exhibit C.

1.2           Reserved Rights.  Landlord reserves the right to enter the Premises upon not less than 24-hours notice to Tenant (except in case of an emergency) to inspect the Premises and/or the performance by Tenant of the terms and conditions hereof.  In addition, Landlord reserves the right upon not less than 24-hours notice to Tenant (except in case of an emergency) to undertake the following: (i) install, use, maintain, repair, alter, relocate or replace any pipes, ducts, conduits, wires, equipment and other facilities in the Building; (ii) grant easements encumbering the Project and dedicate for public use portions thereof; (iii) record covenants, conditions and restrictions (“CC&R’s”) affecting the Project and/or amendments to existing CC&R’s; change the name of the Project; (v) affix reasonable signs and displays; and (vi) during the last six (6) months of the Term, show the Premises to prospective tenants, provided that no such activity shall increase Tenant’s obligations or decrease Tenant’s rights hereunder or unreasonably interfere with Tenant’s access to, or use of, the Premises.

1.3           Compliance with Law.  Landlord represents and warrants to Tenant that the Premises, in its state existing of the Commencement Date, does not violate any statute, law, building code, regulation, ordinance, covenant, or restriction of record in effect on such Commencement Date, including, without limitation, the Americans With Disabilities Act.  In the event that it the Premises are not in compliance with the requirements of the representation and warranty, Landlord, after notice from Tenant, shall promptly and at its sole cost and expense rectify any such condition of non-compliance.  In the event that Tenant fails to give Landlord written notice of any such condition of non-compliance within thirty (30) days after Tenant discovers such condition on non-compliance, the correct of such condition shall be the obligation of Tenant, at Tenant’s expense.

1.4           Condition of Premises.  Landlord shall deliver the Premises to Tenant clean and free of debris on the Commencement Date and Landlord further represents and warrants to Tenant that the heating, ventilation, air conditioning, plumbing, Iighting, life-safety, mechanical and electrical systems in the Premises and the roof, windows and sewer components of the Building shall be in good operating condition of the Commencement Date.  In the event that it the Premises are not in compliance with the requirements of the representation and warranty, Landlord, after notice from Tenant, shall promptly and at its sole cost and expense rectify any such condition of non-compliance.  In the event that Tenant falls to give Landlord written notice of any such condition of non-compliance within thirty (30) days after Tenant discovers such condition on non-compliance, the correct of such condition shall be the obligation of Tenant, at Tenant’s expense.

2.                                       TERM.

2.1           Commencement Date.  The Term of the Lease shall commence (“Commencement Date”) on the first day of the first full month following the date on which the Premises are Substantially Complete (as hereinafter defined) except that if Substantial Completion occurs on the first day of a month, that date shall be the Commencement Date, and the Lease shall continue in full force and effect for the period of time specified as the Term or until this Lease is terminated as otherwise provided herein.  The Premises shall be deemed to be “Substantially Complete” on the date on which all of the following events have occurred: (1) Landlord files or causes to be filed with the City in which the Premises are located (if required) and delivers to Tenant an architect’s notice of substantial completion, or similar written notice that the premises are substantially complete in accordance with the Approved Working Drawings (as defined in the Work Letter), (2) a temporary or permanent certificate of occupancy is issued for the Premises, (3) all of the Building systems are operational, and (4) Landlord tenders possession of the Premises to Tenant.  In the event, however, that Tenant commences its usual and customary business operations in the Premises prior to the last of such events, the date on which Tenant commences such operations shall be the date on which the Premises are deemed to be Substantially Complete for purposes of determining the Commencement Date and Landlord shall continue its obligations hereunder until each of such events has been accomplished.  On the Commencement Date, Tenant shall execute and deliver to Landlord a Commencement Date Memorandum in the form attached hereto as Exhibit D acknowledging (i) the Commencement Date, (ii) the final square footage of the Premises, and (iii) Tenant’s acceptance of the Premises.  If the Premises are not Substantially Complete on the Estimated Commencement Date as extended by events of Force Majeure (as hereinafter defined) and Tenant Delays (as defined in the Work Letter), this Lease shall remain in effect, Landlord shall not be subject to any liability (except as provided in Section 2.1.1), and the Commencement Date shall be delayed until the date the Premises are Substantially Complete.  In the event that the Real Property is encumbered by a deed of trust or other mortgage instrument on the Effective Date, Landlord shall deliver to Tenant, on or before the Commencement Date, a non-disturbance agreement in a form reasonably acceptable to Landlord, Tenant and the beneficiary under such deed of trust or mortgage.

2.1.1        Delay in Reaching Substantial Completion.  In the event that the Premises are not Substantially Complete on or before the Estimated Completion Date (as may be extended for Force Majeure and Tenant Delays), Tenant shall be entitled to one (1) day of free rent for each one (1) day by which Substantial Completion occurs after the Estimated Commencement Date (as so extended).  In the event that the Premises are not Substantially Complete on or before September 1, 1997 (also subject to extension for Force Majeure and Tenant Delays), Tenant shall be entitled to one and one-half (1-1/2) day of free rent for each one (1) day by which Substantial Completion occurs after September 1, 1997 (as so extended), plus a rental credit equal to $4,000 per month (or portion thereof) if Tenant is required to pay such amount to its existing landlord as a penalty or consideration for holding over in its existing space.  In the event that the Premises are not Substantially Complete on or before January 1, 1998 (as may be extended for Force Majeure and Tenant Delays), Tenant shall have the right to terminate this lease by giving Landlord written notice thereof within ten (10) business days following such date (as the same may have been extended).  If Tenant delivers timely written notice of termination, this lease shall thereupon terminate and the parties shall have no further rights or duties pursuant to this Lease.  If Tenant fails to deliver timely written notice of termination, this Lease shall continue in full force and effect and Landlord shall diligently pursue its obligations hereunder until Substantial Completion of the Premises is achieved.

2.2           Tenant’s Entry During Construction.  Tenant shall have the right to enter the Premises no later than thirty (30) days prior to the anticipated Commencement Date, as reasonably determined by Landlord during the course of construction, and perform work necessary to prepare the Premises for Tenant’s use and occupancy.  Tenant shall not, however, conduct its customary business operations in the Premises during such period.  Tenant’s entry and use of the Premises during such period shall not advance the Commencement Date, but shall otherwise be subject to all of the terms and provisions of this Lease except for the payment of Rent (as defined in Section 3.1).  Tenant, its agents, employees, and contractors shall not unreasonably interfere with, or delay the work of, Landlord and its contractors in the construction and completion of the Premises.

2.3           Possession.  Tenant’s possession of the Premises during the period of time, if any, from the date on which Landlord tenders possession of the Premises to Tenant in a Substantially Completed condition (the “Possession Date”) to the Commencement Date, shall be subject to all the provisions of this Lease and shall not advance the expiration date.  Rent shall be paid for such period at the rate stated in the Basic Lease Information, prorated on the basis of a thirty (30) day month, and shall be due and payable to Landlord on or before the Commencement Date.  Tenant shall acknowledge in writing the Possession Date in the form attached hereto as Exhibit D.

3.                                       RENT.

3.1           Rent.  Tenant shall pay to Landlord, at Landlord’s Address for Payment of Rent designated in the Basic Lease Information, or at such other address as Landlord may from time to time designate in writing to Tenant for the payment of Rent, the Base Rent, without notice, demand, offset or deduction, in advance, on the first day of each calendar month.  Upon the execution of this Lease, Tenant shall pay to Landlord the first month’s Base Rent.  If the Term ends on a date other than the last day of a month, Base Rent shall be prorated on the basis of a thirty (30) day month.  All sums other than Base Rent which Tenant is obligated to pay under this Lease including, without limitation the amount, if any, which represents the amortization of tenant improvement cost pursuant to Section 4.1 of the Work Letter, shall be deemed to be additional rent due hereunder, whether or not such sums are designated “additional rent.”  The term “Rent” means the Base Rent and all additional rent payable hereunder.

3.2           Late Charge and lnterest.  The late payment of any Rent will cause Landlord to incur additional costs, including administration and collection costs and processing and accounting expenses and increased debt service (“Delinquency Costs”).  If Landlord has not received any installment of Rent within five (5) days after such amount is due, Tenant shall pay a late charge of six percent (6%) of the delinquent amount, which is agreed to represent a reasonable estimate of the Delinquency Costs incurred by Landlord.  In addition, all such delinquent amounts shall bear interest from the date such amount was due until paid in full at a rate per annum (“Applicable lnterest Rate”) equal to the lesser of (a) the maximum interest rate permitted by law or (b) three percent (3%) above the rate publicly announced by Bank of America, N.A. (or if Bank of America, N.A. ceases to exist, the largest bank then headquartered in the State of California) (“Bank”) as its “Reference Rate.”  If the use of the announced Reference Rate is discontinued by the Bank, then the term Reference Rate shall mean the announced rate charged by the Bank which is, from time to time, substituted for the Reference Rate.  Landlord and Tenant recognize that the damage which Landlord shall suffer as a result of Tenant’s failure to pay such amounts is difficult to ascertain and said late charge and interest are the best estimate of the damage which Landlord shall suffer in the event of late payment.

3.3           Security Deposit.  Landlord hereby waives Tenant’s obligation to deliver a Security Deposit provided that Tenant’s line of credit provided by Bank of America (or a successor banking institution) is not less than $50 million.  In the event that such line of credit is reduced below the amount of $50 million, Tenant shall give written notice thereof to Landlord within three (3) business days and shall concurrently deliver to Landlord a Security Deposit equal to the lesser of $90,000 or one (1) month’s then-current Rent.  The Security Deposit shall secure the full and faithful performance of each provision of this Lease to be performed by Tenant.  Landlord shall not be required to pay interest on the Security Deposit or to keep the Security Deposit separate from Landlord’s own funds.  If an Event of Default (as defined in Section 14) occurs and remains uncured, Landlord may, but without obligation, apply all or any portion of the Security Deposit toward fulfillment of Tenant’s unperformed covenants and/or obligations.  If Landlord does so apply any portion of the Security Deposit, Tenant shall immediately pay Landlord sufficient cash to restore the Security Deposit.  After Tenant vacates the Premises, upon the expiration or sooner termination of this Lease, if Tenant is not then in default, Landlord shall return to Tenant any unapplied balance of the Security Deposit.

3.4           Rental Adjustment.  Upon completion of the construction of the Building, Landlord shall obtain from the Architect (as defined in the work letter) a computation of the rentable square footage contained within the Building determined in accordance with the “drip line” method of calculation.  In the event that such rentable square footage is less than 300,000 square feet, the Base Rent per Month shall be adjusted, as of the Commencement Date, to the product of (i) $0.30, times (ii) the actual number of rentable square feet as so determined.

4.             UTILITIES.  Landlord shall provide connections for utilities in accordance with the Approved Working Drawings (as defined in the Work Letter).  Tenant shall make all arrangements for and pay all charges for water, sewer, telephone, gas, electricity and other utilities supplied or used on the Premises including, without limitation, paying any deposits and “hook up charges.”  Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, except to the extent such interruption or curtailment arises out of the gross negligence or wilful misconduct of Landlord, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement.

5.                                       TAXES.

5.1           Real Property Taxes.  Landlord shall pay to the proper taxing authorities as the same become due all Real Property Taxes applicable to the Premises, subject to reimbursement by Tenant as provided below.  The term “Real Property Taxes” shall be the sum of the following: any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed upon the Real Property and/or the Building by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage, or other improvement district thereof, levied against any legal or equitable interest of Landlord in the Real Property and/or the Building, Landlord’s right to rent or other income therefrom, and/or Landlord’s business of leasing the Premises.  The term Real Property Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of any event occurring, or change in any law applicable to the Premises taking effect during the term of this Lease, including but not limited to a change in the ownership of the Premises or in the Improvements, the execution of this Lease, or any modification, amendment or transfer thereof, and whether or not contemplated by the Parties.

5.1.1        Tax Protection.  Notwithstanding anything to the contrary contained herein, Tenant shall not be liable for any increase in Real Property Taxes (whether the increases result from increased rate and/or valuation) attributable to any change of ownership (as defined in the California Revenue and Taxation Code) or development of the Excess Land (as defined in Section 21).  In addition, Tenant shall not be liable for any increase in Real Property Taxes, during the initial sixty (60) month only, attributable to any change of ownership of the Building Land (as defined in Section 21) occurring at any time prior to the first (1st) day of the thirty-first (31st) month of the Term of this Lease, unless such change of ownership is the result of a foreclosure by Landlord’s lender or a transfer to such lender (or its designee) by deed in lieu of foreclosure.  The provisions of this Section 5.1.1 shall be personal to the original Tenant and to a permitted transferee under Section 15.2 only and shall not apply to any other assignee or other transferee of Tenant.

5.1.2        Reimbursement By Tenant.  Tenant shall pay to Landlord an amount equal to the Real Property Taxes then due not less than fifteen (15) days prior to the due date thereof, provided that Landlord has provided to Tenant a statement therefor.  Landlord may, at Landlord’s option, deliver statements from different taxing authorities at different times or deliver all such statements at one time.  In the event that Tenant fails to pay any Real Properly Taxes as and when due pursuant to this Section 5.1.2, Landlord may, at its option, collect from Tenant the estimated Real Property Taxes in advance.  In such event, Landlord shall bill Tenant monthly for one-twelve (1/12th) of the estimated Real Property Taxes for the applicable tax year and Tenant shall pay such amount monthly together with Base Rent.  Such payment shall be reconciled not less than annually and Tenant shall pay any underpayment of Real Property Taxes, or Landlord shall credit Tenant’s account for any overpayment of Real Properly Taxes, within twenty (20) days after completion and notice of such reconciliation.

5.1.3        Partial Years.  Real Properly Taxes for partial tax fiscal years, if any, falling within the Term, shall be prorated.  Tenant’s obligations for Real Property Taxes for the last full or partial year of the Term shall survive the expiration or earlier termination of this Lease.

5.2           Personal Property Taxes.  Prior to delinquency, Tenant shall pay all taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and other personal property located and/or installed on the Premises by Tenant.  To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as mutually determined by Landlord and Tenant.

6.             TRIPLE NET LEASE.  It is intended that this Lease be a “triple net lease,” and that the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable.  Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction (except to the extent specifically agreed to by Landlord as set forth in the Work Letter), maintenance, operation or repair of the Premises.

7.                                       INSURANCE.

7.1           Landlord.  Landlord shall maintain insurance insuring the Building against fire and extended coverage (including, if Landlord elects, “all risk” coverage, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building, with deductibles and the form and endorsements of such coverage as selected by Landlord, provided that such insurance coverages, limits, and deductibles are consistent with those customarily maintained by a prudent, institutional landlord owning a national portfolio of investment-grade industrial properties, together with rental abatement insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss.  Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine, provided that such insurance coverages, limits, and deductibles are consistent with those customarily maintained by a prudent, institutional landlord owning a national portfolio of investment-grade industrial properties.  Tenant shall pay to Landlord an amount equal to the premiums then due within fifteen (15) days after delivery to Tenant by Landlord of an invoice for any such premiums.  Landlord may, at Landlord’s option, elect to collect such premiums from Tenant in advance, on a monthly or quarterly basis, based upon Landlord’s reasonable estimate of such premiums.  If the amount of monthly or quarterly payments for estimated premiums received by Landlord from Tenant are more or less than the actual premiums due, an appropriate adjustment shall be made by Landlord and Tenant.

7.2           Tenant.  Tenant shall, at Tenant’s expense, obtain and keep in force at all times the following insurance:

7.2.1        Commercial General Liability Insurance (Occurrence Form).  A policy of commercial general liability insurance (occurrence form) having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate per location if Tenant has multiple locations, providing coverage for, among other things, blanket contractual liability, premises, products/completed operations and personal and advertising injury coverage, with deletion of (a) the exclusion for operations within fifty (50) feet of a railroad track (railroad protective liability), applicable, and (b) the exclusion for explosion, collapse or underground hazard, if applicable, and, if necessary, Tenant shall provide for restoration of the aggregate limit;

7.2.2        Automobile Liability Insurance.  Comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and insuring Tenant against liability for claims arising out of the ownership, maintenance, or use of any owned, hired or non-owned automobiles;

7.2.3        Workers’ Compensation and Employer’s Liability Insurance.  Workers’ compensation insurance having limits not less than those required by state statute and federal statute, if applicable, and covering all persons employed by Tenant in the conduct of its operations on the Premises (including the all states endorsement and, if applicable, the volunteers endorsement), together with employer’s liability insurance coverage in the amount of at least One Million Dollars ($1,000.000); and

7.2.4        Property Insurance.  “All risk” property Insurance including boiler and machinery comprehensive form, if applicable, covering damage to or loss of any of Tenant’s personal property, fixtures, equipment and alterations, including electronic data processing equipment (collectively “Tenant’s property”) (and coverage for the full replacement cost thereof including business interruption of Tenant), together with, if the property of Tenant’s invitees is to be kept in the Premises, warehouser’s legal liability or bailee customers insurance for the full replacement cost of the property belonging to invitees and located in the Premises.

7.3           General.

7.3.1        Insurance Companies.  Insurance required to be maintained by Landlord and Tenant shall be written by companies licensed to do business in the state in which the Premises are located and having a “General Policyholders Rating” of at least A Vlll (or such higher rating as may be required by a lender having a lien on the Premises) as set forth in the most current issue of “Best’s lnsurance Guide.”

7.3.2        Certificates of Insurance.  Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant under Section 7.2, in the form of the ACORD standard certificate of insurance, no later than seven (7) days prior to the date of possession of the Premises.  Tenant shall, at least ten (10) days prior to expiration of the policy, furnish Landlord with certificates of renewal or “binders” thereof.  Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after thirty (30) days prior written notice to the parties named as additional insureds as required in this Lease (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least ten (10) days’ notice has been given to the parties named as additional insureds).  If either party fails to maintain any insurance required by this Lease by such party, such party shall be liable for all losses and cost resulting from said failure.

7.3.3        Additional Insureds.  Landlord and any property management company of Landlord for the Premises shall be named as additional insureds on the policy as required by Section 7.2.1.  An additional insureds endorsement naming such parties as additional insured(s) shall be attached to the certificate of insurance.  The policies required under Section 7.2.1 shall provide for severability of interest.

7.3.4        Primary Coverage.  All insurance to be maintained by Tenant shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance of Landlord.

7.3.5        Umbrella/Excess Insurance.  Any umbrella liability policy or excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance.  The limits of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease.

7.3.6        Waiver of Subrogation.  Tenant waives any right to recover against Landlord for claims for damages to Tenant’s Property to the extent covered (or required by this Lease to be covered) by insurance.  Landlord waives any right to recover against Tenant for damages to Landlord’s property to the extent covered (or required by this Lease to be covered) by Landlord’s property insurance.  This provision is intended to waive fully, and for the benefit of Landlord and Tenant, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier.  The coverage obtained by Landlord and Tenant pursuant to this Lease shall include, without limitation, a waiver of subrogation endorsement attached to the certificate of insurance.

7.3.7        Notification of Incidents.  Tenant shall notify Landlord within twenty-four (24) hours after Tenant obtains knowledge of the occurrence of any accident or incident in the Premises, the Building or the Project which could give rise to a claim against any of the insurance policies required under this Section 7.

7.4           Indemnity.

7.4.1        Tenant shall indemnify, protect, defend by counsel reasonably acceptable to Landlord, and hold harmless Landlord and its partners, directors, officers, employees, shareholders, lenders, agents, contractors and each of their successors and assigns from and against any and all claims, judgments, causes of action, damages, penalties, costs, liabilities, and expenses, including all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon (collectively, “Claims”), arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (i) any default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or (ii) Tenant’s use of the Premises, the conduct of Tenant’s business or any activity, work or things done, permitted or suffered by Tenant in or about the Premises, the Building or other portions of the Project, except to the extent such Claims are caused by Landlord’s gross negligence or wilful misconduct.  The obligations of Tenant under this Section 7.4 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.

7.4.2        Landlord shall indemnify, protect, defend by counsel reasonably acceptable to Tenant, and hold harmless Tenant and its partners, directors, officers, employees, shareholders, lenders, agents, contractors and each of their successors and assigns from and against any and all Claims to the extent that such Claims are caused by (i) any default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, or (ii) Landlord’s gross negligence or wilful misconduct.  The obligations of Landlord under this Section 7.4 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.

7.5           Exemption of Landlord from Liability.  Tenant, as a material part of the consideration to Landlord, hereby releases Landlord from all risk of damage to property including, but not limited to, Tenant’s fixtures, equipment, furniture and alterations or injury to persons in, upon or about the Premises, the Building or other portions of the Project arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except to the extent that such claims as are caused by Landlord’s gross negligence or wilful misconduct.  Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the property of Tenant, or injury to or death of Tenant, Tenant’s employees, invitees, customers, agents or contractors or any other person in or about the Premises, the Building or the Project, whether such damage or injury is caused by fire, steam, electricity, gas, water or rain, or from the breakage, leakage or other defects of sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises, upon other portions of the Building or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant, except to the extent that such damage or injury is caused by Landlord’s gross negligence or wilful misconduct.  Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the Building or the Project or Landlord’s failure to enforce the terms of any agreements with parties other than Tenant.

8.                                       REPAIRS AND MAINTENANCE.

8.1           Landlord.  Landlord shall, subject to the following sentence, maintain, repair, and replace the structural portions of the roof (which excludes the roof membrane), foundation, and load-bearing portions of walls (excluding wall coverings, painting, glass and doors) of the Premises.  Landlord shall not be required to make any repair resulting from (i) any alteration or modification to the Premises or to mechanical equipment within the Premises performed by, for or because of Tenant or to special equipment or systems installed by, for or because of Tenant, (ii) the installation, use or operation of Tenant’s property, fixtures and equipment, (iii) the moving of Tenant’s property in or out of the Premises, (iv) Tenant’s use or occupancy of the Premises in violation of Section 10 of this Lease or in the manner not contemplated by the parties at the time of the execution of this Lease, (v) the negligent acts or omissions of Tenant and Tenant’s employees, agents, invitees, subtenants, licensees or contractors, (vi) fire and other casualty, except as provided by Section 12 of this Lease or (vii) condemnation, except as provided in Section 13 of this Lease.  Landlord shall have no obligation to make repairs under this Section 8.1 until a reasonable time after receipt of written notice from Tenant of the need for such repairs.  Tenant waives any right to repair at the expense of Landlord under any applicable governmental laws, ordinances, statutes, orders or regulations now or hereafter in effect respecting the Premises.

8.2           Tenant.  Except for the portions of the Premises expressly required to be maintained by Landlord under Section 8.1 and subject to Section 8.2.1 below, Tenant, at Tenant’s expense, shall maintain (including repair and replacement, as necessary) the Premises in good order, condition and repair, including, without limitation, subfloors and floor coverings, walls and wall coverings, mechanical, electrical, and plumbing systems, doors, windows, parking lots, and truck aprons, gutters and downspouts, landscaping and any signage; provided, however, that Tenant shall not be required to make any repair resulting from the negligent acts or omissions of Landlord and its employees, agents, and contractors.  Tenant shall procure and maintain, at Tenant’s expense, regularly scheduled preventive maintenance/service contracts with maintenance contractors reasonably acceptable to Landlord for (i) servicing all hot water and heating and air conditioning systems and equipment (“HVAC”) in the Premises, (ii) the landscape maintenance, (iii) the maintenance and repair of the fire detection and sprinkler system, and (iv) the annual inspection of the roof membrane.  Tenant shall provide Landlord with a copy of (a) each of the foregoing maintenance/service contracts and (b) all reports and correspondence involving the condition of such equipment and the condition of the landscaping.  Notwithstanding the foregoing, Landlord reserves the right to procure and maintain the foregoing maintenance/service contracts in the event that Tenant fails to do so, and Tenant shall promptly reimburse Landlord upon thirty (30) days written notice for the reasonable cost thereof.  The parties acknowledge and agree that Landlord intends to arrange for and maintain the service contract pertaining to the monitoring and servicing of the sprinkler and fire detection system, subject to reimbursement for the reasonable cost thereof by Tenant.  In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in good order, condition and repair, and such failure shall have continued unremedied after the giving of notice and the expiration of any applicable cure period, Landlord shall have the right to perform such maintenance, repairs or refurbishing at Tenant’s expense.

8.2.1        System Replacement in Final Year of Term.  Notwithstanding anything to the contrary contained in Section 8.2 above, in the event that the electrical, plumbing, and/or HVAC system of the Building requires replacement during the final year of the Term of this Lease for any reason other than Tenant’s failure properly to repair and maintain such system, the cost of replacement thereof shall be prorated between Landlord and Tenant based upon the average life expectancy of such system (as reasonably determined by the manufacturer thereof) and the remaining Term of this Lease.  In the event that Landlord pays a prorated share of the cost of replacement of a building system pursuant to this Section 8.2.1 and the Term of this Lease is subsequently extended pursuant to an option to extend set forth in Section 20, Tenant shall repay to Landlord, upon commencement of such option, any such amount paid by Landlord.  This Section 8.2.1 applies to replacement of an applicable system only and not to any cost of repair, maintenance, or other service.

8.3           Excess Land.  Notwithstanding any provision of this Section 8, Tenant shall have no obligation to perform any repair or maintenance upon, or to reimburse Landlord for the cost of repair or maintenance in connection with, the Excess Land, as defined in Section 21.  Landlord shall be solely responsible for the repair and maintenance of the Excess land.

9.                                       ALTERATIONS.

9.1           Trade Fixtures; Alterations.  Tenant may install necessary trade fixtures, equipment, furniture, and non-structural improvements having a construction cost of less than $15,000 in the Premises, provided that such items are installed and are removable without structural or material damage to the Premises.  Except as permitted pursuant to the preceding sentence, Tenant shall not construct, nor allow to be constructed, any alterations or physical additions in, about or to the Premises without obtaining the prior written consent of Landlord, which consent shall be conditioned upon Tenant’s compliance with all laws, ordinances, regulations, codes and other governmental requirements and with Landlord’s reasonable requirements regarding construction of improvements and alterations but such consent otherwise shall not be unreasonably withheld.  With respect to alterations requiring the consent of Landlord, Tenant shall submit plans and specifications to Landlord with Tenant’s request for approval and shall reimburse Landlord for all reasonable costs which Landlord may incur in connection with granting approval to Tenant for any such alterations and additions, including any reasonable costs or expenses which Landlord may incur in electing to have outside architects and engineers review said matters.  Landlord’s approval of the plans, specifications and working drawings for Tenant’s alterations and additions shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency or compliance with alI laws, rules and regulations of governmental agencies or authorities.  Tenant shall file a notice of completion after completion of such work and provide Landlord with a copy thereof.  Tenant shall provide Landlord with a set of “as-built” drawings for any such work.

9.2           Standard of Work.  All work to be performed by or for Tenant pursuant hereto shall be performed diligently and in a first-class, workmanlike manner, and in compliance with all applicable laws, ordinances, regulations and rules of any public authority having jurisdiction over the Premises and/or Tenant and

Landlord’s insurance carriers.  Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises and Landlord may require changes in the method or quality of the work as necessary to comply with such laws, ordinances, regulations, and rules.

9.3           Damage; Removal.  Tenant shall repair all damage to the Premises and/or the Building caused by the installation or removal of Tenant’s fixtures, equipment, furniture and alterations.  Upon the termination of this Lease, Tenant shall remove its furniture, cubicle partitions, equipments and fixtures, and any or all alterations, additions, improvements and partitions made or installed by Tenant and restore the Premises to its condition existing prior to the construction of any such items and perform any closure work, investigation and environmental remedial work required by any Environmental Laws (as hereinafter defined) or by any other applicable laws, ordinances, regulations or permits by any governmental authority having jurisdiction; provided, however, Landlord may permit, upon written notice to Tenant, any such items designated by Landlord to remain on the Premises, in which event they shall be and become the property of Landlord upon the termination of this Lease.  All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises, the Building or the Project whatsoever and in strict accordance with all applicable laws, regulations and governmental orders.  Notwithstanding any provision hereof, Tenant shall not be required to remove, upon expiration of this Lease, any portion of the Improvements including, without limitation, the initial tenant improvements constructed by Landlord pursuant to the Work Letter.

9.4           Liens. Tenant shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Premises free of all mechanics’ and materialmen’s liens in connection therewith.  Tenant shall provide at least ten (10) days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises by third parties at a cost in excess of $5,000, and Landlord shall have the right to post on the Premises notices of non-responsibility.  If any lien is filed, Tenant shall cause such lien to be released and removed within ten (10) days after the date of filing, and if Tenant fails to do so, Landlord may take such action as may be necessary to remove such lien and Tenant shall pay Landlord such amounts reasonably expended by Landlord together with interest thereon at the Applicable Interest Rate from the date of expenditure.

10.           USE. The Premises shall be used only for the Permitted Uses set forth in the Basic Lease Information and for no other uses without the prior written consent of Landlord.  Tenant, at Tenant’s expense, shall comply with any CC&R’s (except for any requirement thereof pertaining to the initial installation of landscaping materials, which requirement shall be an obligation of Landlord) or supplement thereto (provided that no such supplement recorded after the Effective Date shall increase Tenant’s obligations or decrease Tenant’s rights hereunder or unreasonably interfere with Tenant’s access to, or use of, the Premises) recorded in any official or public records with respect to the Project or any portion thereof and with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities (collectively, “Laws”) now in force or which may hereafter be in force, and which relate to Tenant’s use, occupancy or alteration (including, without limitation, substantial, material and/or structural modifications) of the Premises.  Landlord shall be responsible for compliance with all Laws which are not the responsibility of Tenant pursuant to the preceding sentence.  Tenant shall be responsible for obtaining any permit, business license, certificate of occupancy, or other permits or licenses required by any governmental agency permitting Tenant’s use or occupancy of the Premises.  In no event shall the Premises be used for any of the Prohibited Uses set forth on Exhibit E attached hereto.  Tenant shall not commit waste, overload the floors or structure of the Building, subject the Premises, the Building or the Project to any use which would damage the same or increase the risk of loss or violate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants, take any action which would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose.  Landlord shall not be liable to Tenant, nor shall this Lease be affected, by the enactment of any Laws affecting or regulating car-pools, ride-sharing, vehicle occupancy, or parking.  Landlord shall use commercially reasonable efforts (which does not include an obligation to institute litigation) to obtain compliance by any other tenants or occupants of the Project with any of the CC&R’s or any other terms or provisions of such tenant’s or occupant’s lease, but Landlord shall have no liability to Tenant as result of such tenant’s or occupant’s failure or refusal to so comply.  Tenant shall promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted.  Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises or the Project.

11.                                 ENVIRONMENTAL MATTERS.

11.1         Definitions.

11.1.1      Environmental Condition.  “Environmental Condition” means any adverse condition relating to any Hazardous Materials or the environment, including surface water, groundwater, drinking water supply, land, soil, surface or subsurface strata or the ambient air and includes air, land and water pollutants, noise, vibration, light and odors.

11.1.2      Environmental Laws.  “Environmental Laws”‘ means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future relating to the environment or to any Hazardous Material (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.)), which are or become applicable to Tenant, the Premises, the Building or the Project.

11.1.3      Hazardous Materials.  “Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof which is or may be hazardous to human health or safety or to the environment (whether potentially injurious to persons and property and whether potentially injurious by themselves or in combination with other materials) due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. § 172.101), as amended from time to time, or listed, defined or regulated in any manner by any Environmental Law.

11.2         Environmental Compliance.  Tenant shall not cause, permit or allow any of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants (collectively, “Tenant’s Parties”) to cause or permit any Hazardous Materials to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, under or about the Premises, the Building or the Project, except for routine office and janitorial supplies in usual and customary quantities, and cleaning solvents, paint remover, and similar products in reasonable and customary quantities for Tenant’s business operations, all of which shall be stored, used and disposed of in accordance with all applicable Environmental Laws.  Tenant and Tenant’s Parties shall comply with all Environmental Laws and promptly notify Landlord in writing of (a) the presence of any Hazardous Materials, other than office and janitorial supplies as permitted above, on the Premises of which Tenant is aware; (b) any notices of violation or potential or alleged violation of any Environmental Law which are received by Tenant from any governmental agency; (c) any and all inquiry, investigation, enforcement, clean-up, removal or other governmental or regulatory actions instituted or threatened relating to Tenant or the Premises or the Project of which Tenant is aware: and (d) all claims made or threatened by any third party against Tenant or the Premises or Project relating to any Hazardous Materials of which Tenant is aware.  Landlord shall have the right, upon not less than forty-eight (48) hours notice to Tenant, to enter upon and inspect the Premises and to conduct tests, monitoring and investigations.  Such right of entry shall include the right to test for soil and groundwater contamination.  If such tests indicate the presence of any Environmental Condition which occurred as a result of any act or omission of Tenant or Tenant’s Parties, Tenant shall reimburse Landlord for the cost of conducting such tests.  In the event of any such Environmental Condition, Tenant shall promptly take any and all steps necessary to rectify the same to Landlord’s reasonable satisfaction or, should Tenant fair to take such necessary steps, Tenant shall, at Landlord’s election, reimburse Landlord, upon demand, for the cost to Landlord of performing rectifying work.  The reimbursement shall be paid to Landlord in advance of Landlord’s performing such work, based upon Landlord’s reasonable estimate of the cost thereof; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall within thirty (30) days after Landlord bills Tenant therefor or Landlord shall within thirty (30) days refund to Tenant any excess deposit, as the case may be.  In addition, Tenant shall comply, at its sole cost and expense, with such recommendations contained in any environmental assessment as Landlord may reasonably require including, without limitation, any recommendations with respect to precautions which should be taken with respect to activities on the Premises, and additional testing and studies to detect the presence of Hazardous Materials.  Notwithstanding any provision to the contrary contained herein.  Tenant shall have no responsibility for any Environmental Condition (i) existing as of the Commencement Date, or (ii) not caused or resulting from, or exacerbated by, any act or omission of Tenant or Tenant’s Parties, including, without limitation, any Environmental Condition caused by any party other than Tenant or one of Tenant’s Parties.

11.3         Tenant’s Indemnification.  Tenant shall indemnify, protect, defend by counsel acceptable to Landlord and hold harmless Landlord and its partners, directors, officers, employees, shareholders, lenders, agents, contractors and each of their respective successors and assigns (individually and collectively, “Indemnitees”) from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses (including, without limitation, reasonable attorneys’ fees and court costs) or death or injury to any person or damage to any property whatsoever, arising from or in connection with, or caused in whole or in part, directly or indirectly, by (a) Tenant and/or any of Tenant’s Parties’ breach of any prohibition or provision of this Section 11; (b) Tenant and/or any of Tenant’s Parties breach of any Environmental Law; or (c) the presence of Hazardous Materials on, under or about the Premises or other properties as a result (directly or indirectly) of Tenant’s and/or any of Tenant’s Parties’ activities, or failure to act, in connection with the Premises.  This indemnity shall include the cost of any required or necessary repair, response, removal, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease.  This indemnification is intended to constitute an indemnity agreement within the meaning of Section 9607(e)(i) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9607(e)(i)).  Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto.  Tenant’s obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

11.4         Landlord’s Representation and lndemnification.

11.4.1      Landlord hereby represents to Tenant that, to the best of its current actual knowledge (but without any investigation or inquiry), no Environmental Condition (as defined in paragraph 11.1) presently exists as of the Effective Date on, under, or within the Premises (a “Pre-existing Condition”).

11.4.2      Landlord shall indemnify, protect, defend (by counsel reasonably acceptable to Tenant) and hold harmless Tenant and its directors, officers, employees, shareholders, lenders, and each of their respective successors and assigns, from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses (collectively, a “Claim”) arising at any time during or after the Term to the extent that such Claim results from any Pre-existing Condition which (i) constitutes a breach of the representation set forth in paragraph 11.4.1, or (ii) was authorized by Landlord or caused by the acts or omissions of Landlord (but not the agents or contractors of Landlord or any other third party), except to the extent that such Pre-existing Condition is exacerbated by the act or omission of Tenant and/or Tenants Parties.  Landlord’s obligations pursuant to the foregoing Indemnity shall survive the termination of this Lease for a period of one (1) year and shall not apply to any claim not presented to Landlord in writing within said one (1) year period.

11.4.3      Landlord shall indemnify, protect, defend (by counsel reasonably acceptable to Tenant) and hold harmless Tenant and its directors, officers, employees, shareholders, and lenders, and each of their respective successors and assigns, from and against any and all orders, penalties, fines, administrative actions, or other proceedings (collectively, a “Compliance Obligation”) commenced by any governmental agency including, without limitation, the United States Environmental Protection Agency and the California Environmental Protection Agency as a result of any Environmental Condition (except to the extent that such Environmental Condition is caused or exacerbated by the act or omission of Tenant and/or Tenant’s Parties).  The indemnity obligation set forth in this paragraph 11.4.3 is limited to Compliance Obligations and shall not include any consequential damages including, without limitation, any relocation expenses, loss of revenue, or other losses incurred by any party.  Landlord’s obligations pursuant to the foregoing indemnity shall survive the termination of this Lease for a period of one (1) year and shall not apply to any Compliance Obligation not presented to Landlord in writing within said one (1) year period.

11.4.4      The indemnity obligations of Landlord set forth in paragraphs 11.4.2 and 11.4.3 above shall not be binding upon any lender acquiring Landlord’s interest in the Premises and/or this Lease pursuant to any foreclosure proceeding, deed in lieu of foreclosure, or other enforcement action taken pursuant to a deed of trust or mortgage encumbering the Premises.

12.                                 DAMAGE AND DESTRUCTION.

12.1         Casualty.  If the Improvements should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord.  As soon as practicable, but no later than thirty (30) days after receipt thereof, Landlord shall notify Tenant whether the necessary repairs can reasonably be made: (a) within ninety (90) days from the date of such damage or destruction; (b) in more than ninety (90) days but in less than one hundred eighty (180) days from the date of such damage or destruction; or (c) in more than one hundred eighty (180) days from the date of such damage or destruction.

12.1.1      Less Than 90 Days.  If the Improvements should be damaged only to such extent that rebuilding or repairs can reasonably be completed within ninety (90) days from the date of such damage or destruction, this Lease shall not terminate and Landlord shall repair the Premises, except that Landlord shall not be required to rebuild, repair or replace any alterations, partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by or for the benefit of Tenant other than the Improvements.  If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately from the date Tenant vacates all or a portion of the Premises and during the period the Premises are unfit for occupancy.

12.1.2      Greater Than 90 Days.  If the Improvements should be damaged only to such extent that rebuilding or repairs can reasonably be completed in more than ninety (90) days but in less than one hundred eighty (180) days from the date of such damage or destruction, this Lease shall not terminate (subject to the following sentence) and Landlord shall repair the Premises, except that Landlord shall not be required to rebuild, repair or replace any part of the improvements which may have been placed in, on or about the Premises by or for the benefit of Tenant other than the Improvements.  In the event that Landlord’s lender holding the beneficiary’s interest under a deed of trust encumbering the Real Property has succeeded to the interest of Landlord by foreclosure (or deed in lieu thereof) or in the event that such lender requires, pursuant to the applicable loan documents, that available insurance proceeds be applied to reduce or retire the indebtedness secured by such deed of trust rather than applied to the cost of repair of the Premises, then Landlord shall have the option of terminating the Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date of such damage or destruction.  If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately from the date on which Tenant is unable to use and occupy all or a portion of the Premises and during the period the Premises are unfit for occupancy.  in the event that Landlord should fail to substantially complete such repairs within one hundred eighty days (180) days after the date upon which Landlord is notified by Tenant of the casualty (such period to be extended for delays caused by Tenant, to the extent Landlord has given Tenant reasonably prompt written notice of such delays, or because of any events of Force Majeure (as hereinafter defined)) and Tenant has not re-occupied the damaged or destroyed portion of the Premises, Tenant shall have the right, as Tenant’s exclusive remedy, within ten (10) days after the expiration of such one hundred eighty (180) day period, to terminate this Lease by delivering written notice to Landlord, whereupon all rights hereunder shall cease and terminate as of the date of Landlord’s receipt of such notice and the parties shall be relieved of all further obligations under this Lease except for those obligations, of indemnity or otherwise, accruing at any time prior to the date of termination.

12.1.3      Greater Than 180 Days.  If the Improvements should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days from the date of such damage or destruction, either Landlord or Tenant may terminate this Lease by giving written notice within ten (10) days after notice from Landlord specifying such time period of repair; and this Lease shall terminate and the Rent shall be abated from the date on which Tenant is unable to use and occupy all or a portion of the Premises.  If this Lease is terminated by either party, all rights hereunder shall cease and terminate as of the date of such termination and the parties shall be relieved of all further obligations under this Lease except for those obligations, of indemnity or otherwise, accruing at any time prior to the date of termination.  In the event that neither party elects to terminate this Lease, Landlord shall promptly commence and diligently prosecute to completion the repairs to the Premises (except that Landlord shall not be required to rebuild, repair or replace any improvements which may have been placed in, on or about the Premises by or for the benefit of Tenant other than the Improvements).  If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately from the date Tenant of such damage or destruction and during the period that the Premises are unfit for occupancy.

12.2         Tenant’s Fault.  If the Improvements are damaged resulting from the gross negligence, wilful misconduct, or breach of this Lease by Tenant or any of Tenant’s Parties, Rent shall not be reduced during the repair of such damage (except to the extent insurance proceeds are payable to Landlord therefor) and Tenant shall be liable to Landlord for the cost of the repair caused thereby to the extent such cost is not covered by insurance proceeds.

12.3         Uninsured Casualty.  Tenant shall be responsible for and shall pay to Landlord any deductible amount payable under the property insurance for the Improvements.  In the event that the Improvements are damaged to the extent Tenant is unable to use the Premises and such damage is not covered by insurance proceeds received by Landlord, then Landlord shall have the right at Landlord’s option either (i) to repair such damage as soon as reasonably possible at Landlord’s expense, or (ii) to give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord’s intention to terminate this Lease as of the date of the occurrence of such damage.  In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of such notice to give written notice to Landlord of Tenant’s intention to pay the cost of repair of such damage, in which event this Lease shall continue in full force and effect, Landlord shall make such repairs as soon as reasonably possible and Tenant shall reimburse Landlord for such repairs within fifteen (15) days after receipt of an invoice from Landlord.  If Tenant does not give such notice within the ten (10) day period, this Lease shall terminate automatically as of the date of the occurrence of the damage and the parties shall be relieved of all further obligations under this Lease except for those obligations, of indemnity or otherwise, accruing at any time prior to the date of termination.  If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately from the date Tenant of such damage or destruction and during the period that the Premises are unfit for occupancy.

12.4         Waiver.  With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law.

13.                                 EMINENT DOMAIN.

13.1         Total Condemnation.  If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.

13.2         Partial Condemnation.  If any portion of the Premises is Condemned and such partial condemnation materially impairs Tenant’s ability to use the Premises for Tenant’s business, Tenant shall have the option to terminate this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination.  If such partial condemnation does not materially impair Tenant’s ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting Rent shall be equitably adjusted.

13.3         Award.  If the Premises are wholly or partially Condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs of moving and relocation expenses, and/or loss of Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment.  No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment.

13.4         Temporary Condemnation.  In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect.  Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord’s property.  If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section.  If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations which would have been required of Tenant under the terms of this Lease with respect to the surrender of the Premises.

14.                                 DEFAULT.

14.1         Events of Defaults.  The occurrence of any of the following events shall, at Landlord’s option, constitute an “Event of Default”:

14.1.1      Abandonment of the Premises for a period of thirty (30) consecutive days;

14.1.2      Failure to pay Rent on the date when due and the failure continuing for a period of five (5) days after Tenant’s receipt of written notice of such failure;

14.1.3      Failure to perform Tenant’s covenants and obligations hereunder (except default in the payment of Rent) where such failure continues for a period of thirty (30) days after written notice from Landlord; provided, however, if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, Tenant shall not be deemed to be in default if Tenant commences the cure within the thirty (30) day period and diligently prosecutes such cure to completion;

14.1.4      The making of a general assignment by Tenant for the benefit of creditors; the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within sixty (60) days of such filing; the appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold; Tenant’s insolvency or inability to pay Tenant’s debts or failure generally to pay Tenant’s debts when due; any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets; Tenant taking any action toward the dissolution or winding up of Tenant’s affairs; the cessation or suspension of Tenant’s use of the Premises; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold;

14.1.5      The making of any material misrepresentation or omission by Tenant or any successor in interest of Tenant in any materials delivered by or on behalf of Tenant to Landlord or Landlord’s lender pursuant to this Lease; or

14.2         Remedies.

14.2.1      Termination.  In the event of the occurrence of any Event of Default, Landlord shall have the right to give a written termination notice to Tenant and, on the date specified in such notice, this Lease shall terminate unless on or before such date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other Events of Default at the time existing shall have been fully remedied to the satisfaction of Landlord.

14.2.1.1   Repossession.  Following termination, without prejudice to other remedies Landlord may have, Landlord may (i) peaceably re-enter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term), at such rental and upon such other terms and conditions as Landlord in Landlord’s sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom.

14.2.1.2   Unpaid Rent.  Landlord shall have all the rights and remedies of a landlord provided by applicable law, including the right to recover from Tenant: (a) the worth, at the time of award, of the unpaid Rent that had been earned at the time of termination, (b) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided, (c) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided, and (d) any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default.  The phrase “worth, at the time of award,” as used in (a) and (b) above, shall be computed at the Applicable Interest Rate, and as used in (c) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

14.2.2      Continuation.  Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession; and Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Rent as it becomes due.  Tenant shall continue to pay the Rent on the date the same is due.  No act by Landlord hereunder, including acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease, shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease.  So long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and existing subleases and to add to the Rent payable hereunder all of Landlord’s reasonable costs in so doing, with interest at the Applicable Interest Rate from the date of such expenditure.

14.3         Cumulative.  Each right and remedy of Landlord provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and shall not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise.  No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction of full payment of Rent; and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.

15.                                 ASSIGNMENT AND SUBLETTING.

15.1         Tenant shall not assign, sublet or otherwise transfer, whether voluntarily or involuntarily or by operation of law, the Premises or any part thereof without Landlord’s prior written approval, which shall not be unreasonably withheld.  Landlord’s consent to one assignment or subletting shall not be deemed a consent to subsequent assignments and/or sublettings.  If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice thereof with copies of all related documents and agreements associated with the assignment or sublease, including without limitation, the financial statements of any proposed assignee or subtenant, thirty (30) days prior to the anticipated effective date of the assignment or sublease.  Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in the review of such documentation plus an administrative fee of Three Hundred Fifty Dollars ($350.00) for each proposed transfer.  Landlord shall have a period of twenty (20) days following receipt of such notice and all related documents and agreements to notify Tenant in writing of Landlord’s approval or disapproval of the proposed assignment or sublease.  The parties agree that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or subletting if the proposed assignee or sublessee or its business is subject to compliance with additional requirements of the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.) (including related regulations) beyond those requirements which are applicable to the tenant desiring to assign or sublease or if the proposed assignee’s or subtenant’s activities in, on or about the Premises or the Project involve the use, analysis, handling, storage, transport, discharge, release, generation or disposal of any Hazardous Materials.  This Lease may not be assigned by operation of law.  Any purported assignment or subletting contrary to the provisions hereof shall be void and shall constitute an Event of Default hereunder.  In connection with any assignment or sublease of this Lease (other than a permitted assignment under Section 15.2), if Tenant receives rent or other consideration for any such transfer in excess of the sum of (i) the Rent, (ii) any direct expenses reasonably incurred by Tenant in connection with such assignment or sublease, and (iii) any payments of Rent made by Tenant to Landlord during a period when the Premises are vacant and Tenant is actively pursuing an assignment or sublease thereof, or in case of the sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, Tenant shall pay Landlord fifty percent (50%) of the difference between each such payment of rent or other consideration and the Rent required hereunder.  Landlord may, without waiving any rights or remedies, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the preceding sentence.  Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or subletting had been made.  In addition, Tenant shall make all legally required disclosures to the proposed assignee or subtenant.  Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to the Lease by assignees of Tenant without notifying Tenant or any successor of Tenant and without obtaining their consent.  No permitted transfer shall be effective until there has been delivered to Landlord a counterpart of the transfer instrument in which the transferee agrees to be and remain jointly and severally liable with Tenant for the payment of Rent pertaining to the Premises and for the performance of all the terms and provisions of this Lease relating thereto arising on or after the date of the transfer.

15.2         Notwithstanding the provisions of Section 15.1, Tenant shall have the right, without Landlord’s consent, to assign this Lease or sublease all or any portion of the Premises to (i) a corporation with which Tenant merges or consolidates, (ii) any entity which now owns or acquires all or substantially all of the stock of Tenant, (iii) any entity which acquires all or substantially all of the assets of Tenant, or (iv) any corporation which is wholly owned by Tenant or which is wholly owned by a corporation which owns the stock of Tenant; provided, that in any such event, Landlord shall receive written notice, with reasonably detailed information concerning the proposed assignment or sublease, not less than twenty (20) days prior to the effective date thereof, and any such assignment shall not release Tenant from any obligation hereunder.

16.                                 ESTOPPEL, ATTORNMENT AND SUBORDINATION.

16.1         Estoppel.  Within ten (10) days after request by Landlord, Tenant shall deliver an estoppel certificate duly executed (and acknowledged if required by any lender or purchaser), in the form attached hereto as Exhibit F, to any proposed mortgagee, purchaser or Landlord.  Tenant’s failure to deliver said statement in such time period shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (c) no more than one month’s Base Rent has been paid in advance.  Landlord reserves the right to substitute a different form of estoppel certificate upon the request of any proposed mortgagee or purchaser.  Within ten (10) days after request by Tenant, Landlord shall deliver an estoppel certificate duly executed (and acknowledged if required by any lender), to any proposed mortgagee, purchaser, or assignee of Tenant.

16.2         Subordination.  Provided that Tenant receives a non-disturbance agreement in the form hereinafter described, this Lease shall be subject and subordinate to all ground leases and the lien of all mortgages and deeds of trust which now or hereafter affect the Premises or the Project or Landlord’s interest therein, and all amendments thereto, all without the necessity of Tenant’s executing further instruments to effect such subordination.  If requested, Tenant shall execute and deliver to Landlord within ten (10) days after Landlord’s request whatever documentation, in a form reasonably acceptable to Tenant, that may reasonably be required to further effect the provisions of this paragraph; provided, however that as a condition to executing such subordination documentation, Tenant may require an agreement from such lender or holder of the ground lease that in connection with such subordination Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default under the Lease and so long as Tenant shall pay all Rent due hereunder and otherwise observe and perform all of the provisions of this Lease unless this Lease is otherwise terminated pursuant to its terms.  A sample form of subordination agreement with non-disturbance language, all of which has been approved and acceptable to Tenant, is attached hereto as Exhibit H.

16.3         Attornment.  In the event of a foreclosure proceeding, the exercise of the power of sale under any mortgage or deed of trust or the termination of a ground lease, Tenant shall, if requested, attorn to the purchaser thereupon and recognize such purchaser as Landlord under this Lease; provided, however, Tenant’s obligation to attorn to such purchaser shall be conditioned upon Tenant’s receipt of a non-disturbance agreement in substantially the form of the sample attached as Exhibit H.

17.                                 MISCELLANEOUS.

17.1         General.

17.1.1      Entire Agreement.  This Lease sets forth all the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein.

17.1.2      Time of Essence.  Time is of the essence of this Lease.

17.1.3      Attorneys’ Fees.  In any action or proceeding which either party brings against the other to enforce its rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party, including reasonable attorneys’ fees, which amounts shall be a part of the judgment in said action or proceeding.

17.1.4      Severability.  If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.

17.1.5      Law.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

17.1.6      No Option.  Submission of this Lease to Tenant for examination or negotiation does not constitute an option to lease, offer to lease or a reservation of, or option for, the Premises; and this document shall become effective and binding only upon the execution and delivery hereof by Landlord and Tenant.

17.1.7      Successors and Assigns.  This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of Section 16, Tenant.

17.1.8      Third Party Beneficiaries.  Nothing herein is intended to create any third party benefit.

17.1.9      Memorandum of Lease.  Tenant shall not record this Lease or a short form memorandum hereof without Landlord’s prior written consent.

17.1.10    Agency, Partnership or Joint Venture.  Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any relationship other than the relationship of landlord and tenant.

17.1.11    Merger.  The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof or a termination by Landlord shall not work a merger and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

17.1.12    Headings.  Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.

17.2         Signs.  All signs and graphics of every kind visible in or from public view or corridors or the exterior of the Premises shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, and shall be subject to any applicable governmental laws, ordinances, and regulations and in compliance with Landlord’s signage program.  Tenant shall remove all such signs and graphics prior to the termination of this Lease.  Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises; and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal.

17.3         Waiver.  No waiver of any default or breach hereunder shall be implied from any omission to take action on account thereof, notwithstanding any custom and practice or course of dealing.  No waiver by either party of any provision under this Lease shall be effective unless in writing and signed by such party.  No waiver shall affect any default other than the default specified in the waiver and then such waiver shall be operative only for the time and to the extent therein stated.  Waivers of any covenant shall not be construed as a waiver of any subsequent breach of the same.

17.4         Financial Statements.  Tenant shall provide to any lender, purchaser or Landlord, within ten (10) days after request, the most recent certified annual financial statement for Tenant prepared under generally accepted accounting principles consistently applied and such other financial information or informational tax returns as may be reasonably required by Landlord, purchaser or any lender of either.  Landlord shall not deliver or disclose Tenant’s financial statement to any person other than Landlord’s actual or proposed lenders, accountants, investment advisors, and related parties.  Landlord shall execute and deliver to Tenant a confidentiality agreement in reasonable form and substance and shall use its best efforts to obtain such written agreement from any third-party to whom such financial statement or information is delivered.  Landlord shall endeavor to provide Tenant with a courtesy copy of any announcements or publications by Landlord which contain references to Tenant, except such announcements and disclosures as are required by law.

17.5         Limitation of Liability.  The obligations of Landlord under this Lease are not personal obligations of the individual partners, directors, officers, shareholders, agents or employees of Landlord; and Tenant shall look solely to the Premises for satisfaction of any liability of Landlord and shall not look to other assets of Landlord nor seek recourse against the assets of the individual partners, directors, officers, shareholders, agents or employees of Landlord.  Whenever Landlord transfers its interest, Landlord shall be automatically released from all obligations under this Lease arising from and after the effective date of such transfer and the transferee of Landlord’s interest shall assume all liabilities and obligations of Landlord hereunder from the date of such transfer.

17.6         Notices.  All notices to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or delivered by personal or courier delivery, or sent by facsimile (immediately followed by one of the preceding methods), to Landlord’s Address and Tenant’s Address, or to such other place as Landlord or Tenant may designate in a written notice given to the other party.  Notices shall be deemed served upon the earlier of receipt or three (3) days after the date of mailing.

17.7         Brokerage Commission.  Landlord shall pay a brokerage commission to Broker in accordance with a separate agreement between Landlord and Broker.  Landlord and Tenant warrant to each other that Tenant’s sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord and Broker, and that no other broker or finder can properly claim a right to a commission or a finder’s fee based upon contacts between the claimant and Landlord or Tenant.  Tenant agrees to indemnify and hold Landlord harmless from any claims or liability, including reasonable attorneys’ fees, in connection with a claim by any person for a real estate broker’s commission, finder’s fee or other compensation based upon any statement, representation or agreement of Tenant, and Landlord agrees to indemnify and hold Tenant harmless from any such claims or liability, including reasonable attorneys’ fees, based upon any statement, representation or agreement of Landlord.

17.8         Authorization.  Each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant and that such execution is binding upon Tenant.

17.9         Holding Over; Surrender.

17.9.1      Holding Over.  If Tenant holds over the Premises or any part thereof after expiration or earlier termination of the Term, such holding over shall constitute a month-to-month tenancy, at a rent equal to one hundred twenty-five percent (125%) of the Base Rent in effect immediately prior to such holding over and shall otherwise be on all the other terms and conditions of this Lease.  This paragraph shall not be construed as Landlord’s permission for Tenant to hold over.  Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above.  If Tenant fails to surrender the Premises upon expiration or earlier termination of this Lease, Tenant shall indemnify and hold Landlord harmless from and against all loss or liability resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys’ fees and brokerage commissions.

17.9.2      Surrender.  Upon the termination of this Lease or Tenant’s right to possession of the Premises, Tenant will surrender the Premises, together with all keys, in good condition and repair, reasonable wear and tear excepted.  Conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements shall not be deemed “reasonable wear and tear.”

17.10       Joint and Several.  If Tenant consists of more than one person, the obligation of all such persons shall be joint and several.

17.11       Covenants and Conditions.  Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.

17.12       Force Majeure.  For purposes of this Lease, the term “Force Majeure” shall mean and include the following: any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any governmental agency having jurisdiction over any portion of the Project, over the construction anticipated to occur thereon or over any uses thereof, or any period required to obtain required approvals and/or permits pertaining to the development of the Improvements from any such governmental agency beyond a total of thirty (30) days in the aggregate, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance (whether or not on the part of agents or employees of either party hereto engaged in the construction of the Premises), civil disturbance, order of any government, court or regulatory body claiming jurisdiction or otherwise, act of public enemy, war, riot, sabotage, blockade, embargo, failure or inability to secure materials, supplies or labor through ordinary sources by reason of shortages or priority, discovery of hazardous or toxic materials, earthquake, or other natural disaster, or any cause whatsoever beyond the reasonable control (excluding financial inability) of the party whose performance is required, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated.

17.13       Addendum.  The Addendum attached hereto, if any, and identified with this Lease is incorporated herein by this reference as if fully set forth herein.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

“Landlord”		“Tenant”

CATELLUS DEVELOPMENT CORPORATION,		VIEWSONIC CORPORATION,
a Delaware corporation		a California corporation

By:	/s/ Glen Allen	By:	/s/ James Chu
Glen Allen
Its:	Vice President	Its:	President
Development

Date:	June 25, 1996	Date:	June 13, 1996

ADDENDUM TO LEASE

THIS ADDENDUM TO LEASE (“Addendum”) is attached to and constitutes an integral part of the Lease between CATELLUS DEVELOPMENT CORPORATION, as Landlord, and VIEWSONIC CORPORATION, as Tenant.  The terms of this Addendum shall be incorporated in the Lease for all purposes.  In the event of a conflict between the provisions of the Lease and the provisions of this Addendum, this Addendum shall control.

The following new Sections are hereby added to the Lease which state in their entirety as follows:

18.           Free Rent Period.  Tenant’s obligation to pay Base Rent shall be conditionally abated during months two (2) and four (4) of the Term (“Free Rent Period”).  Such abatement shall apply to Base Rent only and shall not apply to any other sums payable under this Lease including, without limitation, any amortization of tenant improvement costs under Section 4 of the Work Letter.  The abatement of Base Rent described above is expressly conditioned on Tenant’s performance of its obligations under the Lease throughout the initial Term; and the amount of the abated Base Rent is based in part on the amount of Base Rent due under the Lease for the full initial Term.  If Tenant defaults under the Lease and such default results in a termination of the Lease prior to the expiration of the initial Term, then Tenant shall pay to Landlord on the date of such termination, in addition to all other amounts and damages to which Landlord is entitled, the unamortized balance of the amount of Base Rent which would otherwise have been due and payable during the Free Rent Period.

19.           CPI Adjustment.  Effective as of the first day of the thirty-first (31st) month of the initial Term (the “CPI Adjustment Date”), the Base Rent in effect immediately before the CPI Adjustment Date shall be increased, in accordance with the percentage increase, if any, in the Consumer Price Index, to an amount which is equal to the product of (i) the Index (as hereinafter defined) for the third month preceding the CPI Adjustment Date, multiplied by (ii) the initial Base Rent (specifically excluding the amount, if any, which represents the amortization of the cost of tenant improvements pursuant to Section 4.1 of the Work Letter) set forth in the Basic Lease Information, divided by (iii) the Basic Index (as hereinafter defined); provided, however, in no event shall the Base Rent (as adjusted) in effect immediately prior to the CPI Adjustment Date be decreased, nor shall it be increased as a result of a CPI adjustment by more than five percent (5%) per lease year, simple interest.  The “Index” shall mean the Consumer Price Index, All Items, 1982-1984 = 100, All Urban Consumers, for the Los Angeles/Riverside/Anaheim Area, as published by the United States Department of Labor, Bureau of Labor Statistics, or its successor index, and the “Basic Index” shall mean the Index published for the third month preceding the Commencement Date.  The adjusted Base Rent shall be rounded to the nearest $1.00.  If the Index required for the calculation specified in this subsection is not available on the CPI Adjustment Date in question, Tenant shall continue to pay the same amount of Base Rent payable during the period immediately preceding the CPI Adjustment Date until the Index is available and the necessary calculation is made.  As soon as such calculation is made, Tenant shall immediately pay to Landlord the amount of any underpayment of Base Rent for the month(s) that may have elapsed.  In the event the compilation or publication of the Index shall be transferred to any other governmental department, bureau or agency or shall be discontinued, the index most nearly the same as the Index shall be used to make such calculation.

20.                                 Options to Extend.

20.1         Terms of Options.  Provided (i) there is no Event of Default under the terms of this Lease at the time each renewal option is exercised or at the commencement of the applicable Extension Term (as hereinafter defined), and (ii) Landlord has not given more than two (2) notices of default in the immediately preceding twelve (12) month period for nonpayment of monetary obligations.  Tenant shall have two (2) options to renew this Lease for an additional period of sixty (60) months each (the “First and Second Extension Terms”).  The Extension Terms shall be on all the terms and conditions of this Lease, except that Landlord shall have no additional obligation for free rent, leasehold improvements or for any other tenant inducements for the Extension Terms.  Base Rent shall be increased (but not decreased) as set forth below.  There shall be no additional extension terms beyond the Extension Terms set forth herein.  Tenant must exercise its options to extend this Lease by giving Landlord written notice of its election to do so not less than one hundred eighty (180) days prior to the end of the initial Term, or the First Extension Term, as applicable.  Any notice not given in a timely manner shall be void, and Tenant shall be deemed to have waived its extension rights.

20.2         Base Rent During First and Second Extension Terms.  Effective as of the first day of each Extension Term, and on the first day of the thirty-first (31st) month of each Extension Term (the “Extension CPI Adjustment Date(s)”), the monthly Base Rent shall be increased in accordance with the percentage increase, if any, in the Consumer Price Index, to an amount which is equal to the product of (i) the Index for the third month preceding the applicable Extension CPI Adjustment Date, multiplied by (ii) the Base Rent in effect for the calendar month immediately preceding such Extension CPI Adjustment Date, divided by the Index for the third month immediately preceding the most previous rental adjustment (CPI Adjustment Date or Extension CPI Adjustment Date, as applicable); provided, however, in no event shall the Base Rent (as adjusted) in effect immediately prior to the applicable Extension CPI Adjustment Date be increased as a result of a CPI adjustment by less than two percent (2%) nor more than eight percent (8%) per lease year, simple interest.

21.                                 Building Land and Excess Land.

21.1         Parcelization of the Real Property.  Tenant agrees and acknowledges that the Real Property includes land which is reasonably required for the construction, operation, and occupancy of the Improvements (the “Building Land”) and land which exceeds the amount of land reasonably required for the construction, operation, and occupancy of the Improvements (the “Excess Land”).  The Building Land and the Excess Land are depicted on Exhibit G.  Tenant further acknowledges and agrees that the Excess Land is not subject to this Lease and shall be and remain available for Landlord to develop, lease, or sell.  Tenant shall have no obligation to pay, or reimburse Landlord for, any insurance cost, Real Property Taxes, utilities, or other charges related to the Excess Land at any time during the term of this Lease, as the same may be extended.  Landlord may at any time change the boundaries of the Real Property by deleting thereof all or any portion of the Excess Land.  Landlord and Tenant agree that upon ten (10) days written notice from Landlord to Tenant, Landlord may subdivide or delete from the Real Property all or any portion of the Excess Land which subdivision or deletion shall be effective upon the recordation of a Lot Line Adjustment, Parcel Map, or other instrument executed and recorded in accordance with the California Subdivision Map Act (the “Act”) and which effects the subdivision or severance of the Excess Land from the Real Property (the “Parcelization”).  Tenant covenants and agrees that it will promptly, without cost or compensation to Tenant, and in good faith cooperate with Landlord in the Parcelization by, among other things, executing and delivering to Landlord (i) any such reasonable instrument to be recorded pursuant to the Act to effect the Parcelization, (ii) any other document reasonably necessary or convenient for Landlord to effect the Parcelization, (iii) any quitclaim deed or other instrument reasonably required or convenient to remove or terminate any effect or application of this Lease from the Excess Land, and (iv) an appropriate amendment to this Lease and/or estoppel certificate memorializing the Parcelization and the deletion of the Excess Land from this Lease.  Landlord shall bear all costs incurred in connection with the Parcelization.  Tenant further acknowledges that the Real Property includes land which is owned by a governmental agency as public street or is encumbered by a public street easement.  Landlord intends to obtain a vacation of such public street and a conveyance of the corresponding interest of the applicable governmental agency prior to or as part of the Parcelization so that the Real Property will not include or be encumbered by the public street.

21.2         Financial Burdens of the Excess Land.  Landlord shall bear all costs incurred in connection with the ownership and maintenance of the Excess Land.  Notwithstanding any provision of this Lease, Tenant shall not be responsible for any Real Property Taxes, maintenance costs, insurance costs, or other expenses pertaining to the Excess Land.  In the event that any cost payable by Tenant hereunder including, without limitation, Real Property Taxes, includes all or any portion of the Excess Land, such costs shall be equitable adjusted to give effect to the parties’ intent that Tenant shall not bear any expense fairly attributable to the Excess Land.  Landlord, at its sole cost and expense, shall keep the Excess Land in good order and repair and shall comply with the terms of the CC&R’s as they pertain to the Excess Land.

22.           Contingency (Developmental Plan Approval).  The parties recognize that this Lease has been entered into prior to any developmental plan approval, or other such approvals, which may be required from the City of Industry (“City”), which approval(s) the parties anticipate to take thirty (30) to forty-five (45) days from the Effective Date to obtain.  Accordingly, Landlord’s obligations are subject to and contingent upon approval by the City of the Site Plan, the Preliminary Plans and Specifications, and any other documentation required by the City (collectively, the “Approval”).  Nothing herein shall be construed as obligating Landlord to pursue obtaining the approval of the City provided that Landlord shall make an initial good faith attempt to obtain such approval as is necessary.  In the event that Landlord fails to obtain the Approval on or before sixty (60) days following the Effective Date, either Landlord or Tenant shall have the right, in its sole discretion, to terminate this Lease.  If Landlord or Tenant so elects, this lease shall thereupon terminate and the parties shall have no further rights or duties pursuant to this Lease.  I

LANDLORD’S INITIALS	/s/ GA	TENANT’S INITIALS	/s/ JC